CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BIONOVO, INC.
(a Delaware corporation)

The undersigned, Isaac Cohen, hereby certifies that:

1. He is the Chairman of the Board, President, Chief Executive Officer and Chief Scientific Officer of Bionovo, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “Bionovo, Inc.” The Corporation filed its Certificate of Incorporation under the name “Bionovo, Inc.” with the Secretary of State of the State of Delaware on June 28, 2005, and filed a Certificate of Merger with the Secretary of State of the State of Delaware on June 29, 2005.

3. This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. The first paragraph of Section 1 of Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“ARTICLE IV

Capitalization, Preemptive Rights and Voting

Section 1. Authorized Shares. The Corporation shall have the authority to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock." The total number of shares of capital stock which the Corporation shall have the authority to issue is TWO HUNDRED MILLION (200,000,000) shares, of which ONE HUNDRED NINETY MILLION (190,000,000) shall be Common Stock, and TEN MILLION (10,000,000) shares shall be Preferred Stock. Each share of Common stock shall have a par value of $0.0001, and each share of Preferred Stock shall have a par value of $0.0001.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 9th day of May 2007.

By: /s/ Isaac Cohen
Isaac Cohen
Chairman of the Board,
President, Chief Executive Officer and Chief Scientific Officer